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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 8)

                                   ----------

                         Marketing Services Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

Common Stock, $.01 par value                                  570907105
--------------------------------------------------------------------------------
(Title of class of securities)                              (CUSIP number)

   Nancy E. Barton, Esq., General Electric Capital Corporation, 260 Long Ridge
                Road, Stamford, Connecticut 06927 (203) 357-4000
--------------------------------------------------------------------------------
       (Name, address and telephone number of person authorized to receive notices and communications)

                                 August 14, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
[_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                                (Page 1 of Pages)

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NY2:\1072924\02\MZVG02!.DOC\47660.1420
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
CUSIP No.                    570907105                                    13D                          Page 2 of
---------------------------------------------------------------------              -------------------------------------------------

------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAMES OF REPORTING PERSONS:                       General Electric Capital Corporation
                    I.R.S. IDENTIFICATION NOS.                                     13-1500700
                    OF ABOVE PERSONS:
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (a) [_]
                                                                                                                             (b) [x]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               OO

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             Delaware

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            11,811,220 (See Item 5)
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       11,811,220 (See Item 5)
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       11,811,220 (See Item 5)

------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                       28.7% (See Item 5)

------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------
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                                       2
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CUSIP No.                    570907105                                    13D                          Page 3 of
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------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         General Electric Capital Services, Inc.
                    S.S. OR I.R.S. IDENTIFICATION NO.                              06-1109503
                    OF ABOVE PERSON:
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (a) [_]
                                                                                                                             (b) [x]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               Not applicable

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             Delaware

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            Disclaimed (See 11 below)
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       Disclaimed (See 11 below)
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       Beneficial ownership of all shares disclaimed by
                                                                                   General Electric Capital Services, Inc.
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          Not applicable
                                                                                                                 (See 11 above)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO
------------------- ----------------------------------------------------------------------------------------------------------------
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                                       3
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CUSIP No.                    570907105                                    13D                          Page 4 of
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------------------- ----------------------------------------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON:                         General Electric Company
                    S.S. OR I.R.S. IDENTIFICATION NO.                              14-0689340
                    OF ABOVE PERSON:
------------------- ----------------------------------------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                        (a) [_]
                                                                                                                             (b) [x]
------------------- ----------------------------------------------------------------------------------------------------------------
        3           SEC USE ONLY

------------------- ----------------------------------------------------------------------------------------------------------------
        4           SOURCE OF FUNDS:               Not applicable

------------------- ----------------------------------------------------------------------------------------------------------------
        5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):                      [_]
------------------- ----------------------------------------------------------------------------------------------------------------
        6           CITIZENSHIP OR PLACE OF ORGANIZATION:             New York

---------------------------- ------- -----------------------------------------------------------------------------------------------
         NUMBER OF             7     SOLE VOTING POWER:                            Disclaimed (See 11 below)
          SHARES
                             ------- -----------------------------------------------------------------------------------------------
       BENEFICIALLY            8     SHARED VOTING POWER:                          0
         OWNED BY
                             ------- -----------------------------------------------------------------------------------------------
           EACH                9     SOLE DISPOSITIVE POWER:                       Disclaimed (See 11 below)
         REPORTING
                             ------- -----------------------------------------------------------------------------------------------
        PERSON WITH            10    SHARED DISPOSITIVE POWER:                     0

------------------- ----------------------------------------------------------------------------------------------------------------
        11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:       Beneficial ownership of all shares disclaimed by
                                                                                   General Electric Company
------------------- ----------------------------------------------------------------------------------------------------------------
        12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                       [_]

------------------- ----------------------------------------------------------------------------------------------------------------
        13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                          Not applicable
                                                                                                                 (See 11 above)
------------------- ----------------------------------------------------------------------------------------------------------------
        14          TYPE OF REPORTING PERSON:                         CO

------------------- ----------------------------------------------------------------------------------------------------------------


                                       4
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                  This Amendment No. 8 amends the Schedule 13D filed on January
5, 1998, as amended, and is filed by General Electric Capital Corporation ("GE Capital"), for and on behalf of itself, General Electric Capital Services, Inc. ("GECS") and General Electric Company ("GE")(collectively, the "Reporting Persons"), with respect to the common stock, par value $0.01 per share ("Common Stock"), of Marketing Services Group, Inc. (the "Company").

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

                  Item 6 is hereby amended and supplemented as follows:

                  The Company and GE Capital entered into Amendment No. 3, dated August 14, 2001 to the Third Amendment, dated May 15, 2001, of a warrant issued by the Company to GE Capital on December 24, 1997. A copy of Amendment No. 3 to the Third Amendment is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 7.  Materials To Be Filed As Exhibits.

Exhibit 1 - Amendment No. 3 to Third Amendment, dated August 14, 2001, between
            Marketing Services Group, Inc. and General Electric Capital Corporation







                                       5
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                                    SIGNATURE
                                    ---------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 21, 2001


                                    GENERAL ELECTRIC CAPITAL CORPORATION


                                    By:     /s/ Jonathan K. Sprole
                                            -----------------------------------
                                            Name:  Jonathan K. Sprole
                                            Title: Dept. Operations Manager


                                    GENERAL ELECTRIC CAPITAL SERVICES, INC.


                                    By:     /s/ Jonathan K. Sprole
                                            -----------------------------------
                                            Name:  Jonathan K. Sprole
                                            Title: Attorney-in-Fact


                                    GENERAL ELECTRIC COMPANY


                                    By:     /s/ Jonathan K. Sprole
                                            -----------------------------------
                                            Name:  Jonathan K. Sprole
                                            Title: Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------

Exhibit No.
-----------

Exhibit 1 - Amendment No. 3 to Third Amendment, dated August 14, 2001, between
            Marketing Services Group, Inc. and General Electric Capital Corporation